Exhibit 10.1

[Translation]

Woori Bank must explain the material contents hereof to the Borrower, and deliver the General Terms and Conditions for Bank Credit Transactions and a copy of this Credit Facility Agreement to the Borrower.

Person in Charge	Reviewed by	Signed by

Stamp Tax of Korea:
KRW		Credit Facility Agreement
Namdaemun Tax Office		(For Corporate Borrower)
Approval for Tax-	To: Woori Bank		March 20th, 2012
Payment Post Clearance
No. 2002-39	Borrower: Amkor Technology Korea, Inc. (seal)
Representative Director Joo-Ho Kim
	Address: 280-8, Sungsoo-dong 2-ga, Sungdong-gu, Seoul			Seal Authenticity
Verification

The Borrower hereby acknowledges and agrees that, in entering into a transaction with Woori Bank (the “Bank”) as contemplated by the terms of this credit facility agreement, the “General Terms and Conditions for Bank Credit Transactions (For Corporate Borrower) (in case of loans secured by comprehensive deposit passbook account and overdraft, including general terms and conditions for deposit transactions) shall apply, and hereby also agree to the following terms:

Article 1.         Transaction Terms

The terms of the transaction are as follows:

Classification of Credit Facility (Credit Type)	General Foreign Currency Loan	Transaction Category	☐ credit line ☒ separate credit
Amount of Credit Facility (Limit)	USD 100,000,000
Drawdown Date	March , 2012 ( )	Maturity Date	☐ , 20 ☒ 36 months from the commencement date of this Credit Facility Agreement

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Interest Rate	[intentionally deleted]	[intentionally deleted]	Default Interest:
	☐ Floating (select Article 3(2)(ii) of the General Terms and Conditions)	☒ Foreign Currency Funding-Linked Base Interest Rate + 2.30% p.a. ☐ 3 M KORIBOR+( )% ☐ others ( )

Article 3(5) of the General Terms and Conditions for Bank Credit Transactions shall apply, and interest in arrears shall be added to the loan interest rate set forth in Article 1(5) on the basis of the actual number of days elapsed; provided, that in case of default interest to which interest in arrears is added exceeding the maximum default interest and any foreign currency loan where fixed rate is applied, maximum default interest shall apply.

Less than 3 months:

Interest rate + 8% p.a.

Not less than 3 months

Interest rate + 9% p.a.

Maximum default interest

17%

Calculation of Interest and Default Interest	Calculated on a daily basis based on 365 days a year (provided that, in foreign exchange transactions, the international practice, commercial business practice, etc. shall be followed)
[intentionally deleted]
[intentionally deleted]
Prepayment Fee

Prepayment fee shall apply pursuant to the calculation method determined by Article 10 as follows:

•    Prepayment fee = Amount of prepaid loan X Prepayment fee rate X (Remaining loan period / Loan period)

•    Prepayment fee rate: 0.5%

Drawdown

☒       full loan amount is advanced on the drawdown date

☐       loan amount is drawn in installments after the Bank confirms purpose of loan proceeds and the amount required through evidentiary documents or goods

☐       loan amount is drawn upon according to the request of the Borrower who is in eligible condition.

☐       others (                    )

Repayment Method

☒       bullet repayment at maturity

☐       repayment in installments on    month basis for    years commencing on (date/month/year) after a grace period of years months from the drawdown date

☐       repayment at the discretion of the Borrower; provided, that the full amount of loan shall be repaid on or prior to the expiry of the first revolving period and at maturity (note)

☐       others (                     )

* Please note that any amount deposited into the repayment account through the ATM or e-banking media after the business hours of the Bank may be deemed not to have been received on that day.

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Interest Payment Dates and Method

☐       first interest shall be payable on the date of first drawdown, and interest accrued thereafter shall be payable in advance on the last interest determination date of interest paid

☐       payable in advance on or before the date immediately preceding the date of draft

☒       first interest shall be payable within 1 month from the date of first drawdown, and the interest accrued thereafter shall be payable within 1 month from the date immediately following the last interest determination date with respect to interest paid

☐       payable on the date of repayment of principal of installment or the payment date of monthly deposit

☐       payable on maturity

☐       payable on the monthly settlement date as determined by the Bank (note)

☐       others (                    )

[intentionally deleted]

Note) in case of loans secured by comprehensive deposit passbook account and overdraft

Article 2.         Default Interest

(1)	As to any due but unpaid interest, installment payment of principal, and installment payment of principal and interest, a default interest thereof shall be paid immediately.

(2)	If there is a failure to satisfy the debt on the maturity date or the loan becomes accelerated pursuant to Article 7 of General Terms and Conditions for Bank Credit Transactions, a default interest shall be paid immediately as to the outstanding credit facility amount.

(3)	[intentionally deleted]

Article 3.         Change of Loan Interest Rate

(1)	[intentionally deleted]

(2)	[intentionally deleted]

(3)	[intentionally deleted]

(4)	[intentionally deleted]

(5)	[intentionally deleted]

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(6)	[intentionally deleted]

(7)	[intentionally deleted]

(8)	There are two applicable standards to set base interest rates for foreign currency loan, that is, “LIBOR-linked base interest rate” and “Foreign currency funding rate-linked base rate.” The “LIBOR-linked base interest rate” is decided by applicable term LIBOR rate of one business day prior to drawdown date, and “Foreign currency funding-linked base rate” is decided by applicable term LIBOR rate of one business day prior to drawdown date plus average foreign currency funding spread in recent 3 months. The 3 months (or 6 months) LIBOR and foreign currency funding spread and Foreign currency funding rate-linked base rate, which are applied to each base interest rate change on drawdown date and every 3 months (or 6 months) from the date, and The 3 months (or 6 months) LIBOR is the interest rate that “BBA’s public announced at 11 o’clock A.M. in London, England offered by public confident telecom companies (Reuter, Bloomberg, etc.) The rate changes in every 3 months (or 6 months).

(9)	[intentionally deleted]

(10)	[intentionally deleted]

Article 4.         [intentionally deleted]

Article 5.         [intentionally deleted]

Article 6.         [intentionally deleted]

Article 7.         [intentionally deleted]

Article 8.         [intentionally deleted]

Article 9.         [intentionally deleted]

Article 10.         Prepayment Fees

(1)	If the Borrower prepays the loan provided by the Bank prior to the agreed

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maturity date (including, if the maturity is extended, the maturity date as extended; hereinafter the same), the Borrower shall pay the Bank the prepayment fees as set forth in Article 10(2) below.

(2)	The prepayment fees set forth in Article 1(10) shall be calculated in accordance with the following method:

1.	“Prepaid Amount” shall mean an amount of the loan prepaid prior to the agreed due date or, in case of a loan to be repaid in installments, an amount of the loan prepaid prior to the due date of any installment repayment.

2.	“Remaining Period” shall mean a period from the date of prepayment to a date prior to the agreed due date or, in case of a loan to be repaid in installments, the Remaining Period shall be calculated with respect to each scheduled installment repayment, and, in case of prepayment of a loan in part, the prepayment shall be applied in the order of the installment payment of which the due date comes first; provided, that if the period from the drawdown date until the maturity date exceeds 3 years, “Remaining Period” shall mean a period until a day prior to the third anniversary of the prepayment date.

3.	“Loan Period” shall mean a period from the drawdown date until a day prior to the loan maturity date set forth in Article 1(4) (in case of a loan to be repaid in installments, it shall be calculated with respect to each scheduled installment repayment); provided, that if the period from the drawdown date until the maturity date exceeds 3 years, the loan maturity date shall be the third anniversary of the loan maturity date.

(3)	In any of the following cases, the prepayment fees shall be exempted:

1.	If the Remaining Period is less than 1 month;

2.	If the Bank collects the loan prior to the maturity date for the reason of acceleration or otherwise as set forth in the “General Terms and Conditions for Bank Credit Transactions;”

3.	If the loan extended to the workout company or rehabilitation company is repaid before the due date by an agreement with the Bank;

4.	If the loan is an outside source loan, excluding a credit line loan (including a passbook loan), consumer financing and a loan subject to the limit of a maximum amount;

5.	If the full amount of the “Floating Prime-Rate loan” is prepaid within 1 month from the interest rate change date due to the increase of Prime-Rate by the Bank;

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6.	If the “6-month, 1-year, 5-year floating rate based loan” is fully prepaid within 1 month from any interest rate change date by the reason that Bank changes “6-month, 1-year, 5-year floating rate base rate” by applying the “adjustment factor”;

7.	If the amount of credit facility does not exceed the amount of deposits in a savings account or a regular installment savings account with the Bank, a beneficiary certificate of the Bank or financial bonds, housing subscription deposit account, comprehensive housing subscription savings that could be utilized as security;

8.	If the loan is repaid after the third anniversary of the initial drawdown date including the extension of period, if extended.

Article 11.         Stamp Tax

(1)	The Borrower and the Bank shall be responsible for all stamp taxes relating to this Agreement on a 50-50 basis.

(2)	If the Bank pays on behalf of the Borrower any stamp tax payable by the Borrower under Paragraph (1) above, the Borrower shall promptly repay the Bank such stamp tax amount pursuant to Article 4 of the General Terms and Conditions for Bank Credit Transactions.

Article 12.         [intentionally deleted]

Article 13.         Currency and Exchange Rate

The Principal and interest of a foreign currency loan may be repaid in the foreign currency in which the loan was extended or Korea Won, and in case of repayment in Korean Won, an applicable exchange rate shall be the telegraphic transfer selling rate to the customers as of the date of repayment.

Article 14.         Security; Insurance

Unless otherwise expressly communicated by the Bank, the Borrower shall grant to the Bank the facilities constructed or installed with the funds from the credit facility extended hereby, together with the land and buildings at which they are established and other facilities inside of them, as security in favor of the Bank, and if requested by the Bank, the Borrower shall subscribe to insurances in such types and amounts as agreed to by the Bank and shall grant pledge over the rights to claim the insurances proceeds in

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favor of the Bank.

Article 15.         [intentionally deleted]

Article 16.         [intentionally deleted]

Article 17.         Submission of Materials, etc.

(1)	The Borrower shall submit to the Bank the following materials which are requested to be periodically submitted pursuant to Articles 17 and 19 of General Terms and Conditions for Bank Credit Transactions, and, at the request of the Bank, submit any other materials necessary for the post drawdown supervision of the credit facility:

1.	Every quarter: a value added tax report, a total balance schedule, a table of status of liabilities, a list of buyers, and a table of estimated sales per goods, etc.;

2.	Every half year: a semi-annual financial statement, a value added tax report, a total balance schedule, a table of status of liabilities, a list of buyers, and a table of estimated sales per goods, etc.;

3.	Every year: an audit report prepared by CPA (final financial statements), consolidated financial statements, corporate registry extracts, business registration certificate, shareholders’ registry, articles of incorporation, a summary sheet of earned income taxes withheld, business plan, estimated financial statements (for 3 years), information on major business partners, copies of various permits, approvals and documents relating to certified technology (KS, ISO, patent, etc.), confirmation letter on labor disputes, other operating manuals for goods, reference materials regarding the Borrower’s industry, etc.; and

4.	At any time: total balance schedule, table of status of liabilities, document confirming use of proceeds, etc.

(2)	The Borrower shall, at the request of the Bank, submit to the Bank the following materials which the Bank, at the time of evaluating the credit standing of the Borrower, requests for the purpose of understanding the Borrower’s status of foreign exchange risks and its management thereof:

1.	Status of management system on FX risks and rules on management of FX risks;

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2.	Status of procurement, and use/operation, of foreign currency funds; and

3.	Status of transactions of foreign-currency denominated derivatives.

Article 18.         Other Special Agreement

[intentionally deleted]	Borrower

If there is any conflict or discrepancy between the Korean version of this Agreement and the English version of this Agreement, the Korean version of this Agreement shall prevail.	Borrower	Amkor Technology Korea, Inc. ((seal)) Representative Director Joo-Ho Kim Address: 280-8, Sungsoo-dong 2-ga, Sungdong-gu, Seoul

The Borrower has received the General Terms and Conditions for Bank Credit Transactions and a copy of this Agreement, and have been sufficient explained of, and understands, the material contents thereof.	Borrower	Amkor Technology Korea, Inc. ((seal)) Representative Director Joo-Ho Kim Address: 280-8, Sungsoo-dong 2-ga, Sungdong-gu, Seoul

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